Exhibit 10.1
GREENWORKS MOLECULAR INSIGHT PHARMACEUTICALS LEASE
1.	DATE OF LEASE: April 8, 2008

2.	LANDLORD: RayJoe Limited Partnership, a Massachusetts limited partnership, which expression shall include its heirs, executors, administrators, successors and assigns.

2A.	LANDLORD’S ADDRESS: c/o Gravestar, Inc., 160 Second Street, Cambridge, MA 02142.

3.	TENANT: Molecular Insight Pharmaceuticals, Inc., which expression shall include its successors and assigns.

3A.	TENANT’S ADDRESS: Greenworks Building, 160 Second Street, Cambridge, Massachusetts 02142, Attention: Heather Preis; with a copy to: Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: Andrew R. Stern, Esq.

4.	DEMISED PREMISES: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, office and laboratory space containing approximately 15,555 rentable square feet of floor area, all as more fully shown by the hatching on EXHIBITS A-1 and A-2, attached hereto (“Demised Premises”), located in the Greenworks Building, 160 Second Street, Cambridge, Massachusetts (“Property”), together with the right to use in common with others entitled thereto, the hallways, stairways and elevator (if any) necessary for access to the Demised Premises, and lavatories nearest thereto, if there is no lavatory within the Demised Premises.

4A.	ACCEPTANCE OF DEMISED PREMISES: Tenant agrees that no representations or warranties respecting the condition of the Demised Premises and no promises to alter, repair or improve the Demised Premises have been made by Landlord, except as expressly provided for in this Lease. Tenant occupies office and laboratory space at the Greenworks Building under previous lease dated June 19, 2003, as amended, scheduled to terminate on June 30, 2008.

4B.	QUIET ENJOYMENT: Provided Tenant is not in default of any of its duties or obligations under this Lease, beyond the expiration of applicable grace, notice and cure periods, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises during the Lease Term, subject nevertheless to the terms of this Lease.

5.	LEASE TERM: Three (3) Lease Years.

5A.	COMMENCEMENT DATE: July 1, 2008

5B.	TERMINATION DATE: June 30, 2011

5C.	OPTION TO RENEW: Provided Tenant is not in default of any of its duties or obligations under this Lease, Tenant shall have the option to renew the term of the Lease for a Two (2) year period from July 1, 2011 until June 30, 2013, upon the terms and conditions contained in this Lease. To validly exercise its option to extend, Tenant must give Landlord written notice at least one hundred and eighty (180) days prior to the Termination Date of the Lease, i.e. on or before December 30, 2010.
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5D	RIGHT OF FIRST OFFER: Provided Tenant is not in default of any of its duties or obligations under this Lease beyond the expiration of applicable grace, notice and cure periods, Tenant shall have the right of first offer on any rental or storage space that becomes available for lease at the Property (“Additional Space”), at fair market value. In the event Additional Space shall become available, Landlord shall provide Tenant with written notice thereof and the first opportunity to lease the same upon terms mutually agreed upon after good faith negotiations within thirty (30) days after receipt of Landlord’s written notice.

6.	PERMITTED USE: Tenant shall use the Demised Premises solely and exclusively for the purpose of general office and laboratory uses in conformance with the provisions of this Lease and in compliance with all applicable laws and regulations, including environmental laws, regulations, ordinances, orders and standards. The terms of this Lease are based on the existing allocation of office and laboratory space within the Demised Premises, with approximately 3,700 rsf designated for laboratory use. Any material change in said allocation will require Landlord’s prior written notice and approval, which shall not be unreasonably withheld, delayed or conditioned.

7.	RENT:

	Dates:	Yearly Rent:	Monthly Rent:	Rent psf.
	7/1/08 to 6/30/10	$544,425.00	$45,368.75	$35.00
	7/1/10 to 6/30/11	$559,980.00	$46,665.00	$36.00
* Option Term	7/1/11 to 6/30/12	$559,980.00	$46,665.00	$36.00
* Option Term	7/1/12 to 6/30/13	$575,535.00	$47,961.25	$37.00
Tenant agrees to pay rent to Landlord in monthly installments, in advance, on the first day of each and every month during the Lease Term.
7A.	PARKING CHARGE: Tenant agrees to pay $1,350.00 per month for the use of nine (9) assigned parking space(s) within the Property. Landlord, at its sole discretion, reserves the right to increase its parking charges on an annual basis, after January 1, 2009, subject to an annual increase cap of 5%. Said increase becomes effective upon 30-day advance written notice to Tenant.

7B.	STORAGE CHARGE: Tenant agrees to pay $607.00 per month for the leasing of locked storage wire cages in the basement, containing approximately 607 square feet for storage purposes only, all as more fully shown on EXHIBIT A-3, attached hereto. Landlord shall not be liable for any damage or losses incurred by Tenant due to theft, or any other cause except to the extent of the gross negligence of Landlord, its agent or employees. Tenant agrees to insure the personal property stored in said wire cage and assumes full responsibility for its security.

8.	SECURITY DEPOSIT: A Security Deposit in the amount of $5,248.75 is currently held by Landlord under the previous Lease, as security for the punctual performance of each and every obligation under the Lease. The Security Deposit will be refunded to Tenant within sixty (60) days after the end of the Lease Term without interest, subject to the Tenant’s satisfactory compliance with the terms of the Lease.

9.	TAX CHARGE: Tenant shall pay to Landlord as additional rent hereunder, 61.0% (“Tenant’s Pro Rata Tax Share”) of real estate taxes charged to the land and buildings of which the Demised Premises are a part of, for each Lease Year in excess of real estate taxes assessed for fiscal year 2008, beginning on July 1, 2007 and ending on June 30, 2008. If
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Tenant is obligated to pay a Tax Charge, Tenant shall make estimated monthly payments based upon reasonable projections made by Landlord, adjusted as needed. When the actual annual Tax liability is known, Landlord will promptly issue a written statement and refund any overpayment to Tenant or request Tenant to pay any underpayment balance. Tenant will pay any underpayment within 30 days after receipt of Landlord’s statement.

Taxes shall not include corporation, franchise, income, profit or capital levy taxes, or inheritance, succession, estate, gift, transfer or any other tax, charge or imposition by whomever assessed or levied by reason of or arising because of any devise, descent or transfer of the Property or any interest therein by Landlord or its successors in title, increases in taxes resulting from an increase in the height or bulk of the Property, or penalties and interest for late payment of real estate taxes, municipal betterment assessments, and any taxes attributable to improvements made by any other tenants unless such improvements benefit all tenants of the Property. Under no circumstances shall Tenant be liable for any taxes resulting from the subdivision of the Land into two or more parcels, the declaration of a condominium or cooperative, the addition of floors to the Property, or change of use for the Property and/or land. (Landlord shall pay all taxes to the appropriate taxing authority when the same are due and payable and any betterments assessed shall be paid on an installment basis for the maximum period of time permitted by law. Landlord shall promptly pay Tenant its equitable share of any refunds, abatements or credits of taxes received by Landlord less Landlord’s reasonable expenses in obtaining the same for any year with respect to which Tenant has paid its share of taxes.)
10.	OPERATING EXPENSES CHARGE: Tenant shall pay to Landlord as additional rent hereunder, 61.0% (“Tenant’s Pro Rata Operating Expenses Share”) of all costs and expenses incurred by Landlord for each calendar year, in connection with the operation and maintenance of the land and buildings of which the Demised Premises are a part of. Tenant shall make estimated monthly payments based upon reasonable projections made by Landlord, adjusted as needed. Within 90 days after the end of each calendar year during the Lease Term, Landlord will issue a written statement of actual annual operating expenses and refund any overpayment to Tenant or request Tenant to pay any underpayment balance. Tenant will pay any underpayment within 30 days after receipt of Landlord’s statement.

Tenant shall have the right to inspect, copy and audit Landlord’s books, records and accounts concerning operating expenses during normal business hours, within ninety (90) days after receipt of Landlord’s annual written statement of actual operating expenses.

The following items are specifically excluded from the definition of Operating Expenses: payments of principal and/or interest related to indebtedness or other costs of financing the Property, equipment, improvements, replacements or repairs; ground rent; depreciation or amortization on the Property; costs of enforcement of leases; advertising, promotional and Property expenses relating to leasing or procuring tenants or negotiating with prospective tenants; any costs representing an amount paid for services or materials to a related person, firm or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then-existing market rates for the same quality and/or timeliness to an unrelated person, firm or corporation on a competitive bid basis; capital improvements except to the extent required by Legal Requirements enacted after the date of this Lease; rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature; any tenant work performed, or alteration of space leased to, tenants or occupants of the Property, whether such work or
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alterations is performed for the initial occupancy by such tenant or occupant or any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of, said tenant work or alterations; repairs or replacements necessitated by the negligence or willful misconduct of (a) Landlord or its employees, agent or contractor or (b) other tenants; the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that either (a) Landlord is compensated therefor through proceeds of insurance or condemnation awards, (b) Landlord is not fully compensated therefor due to the negligent failure of Landlord to obtain insurance against such fire or casualty or the decision of Landlord to self-insure; costs incurred to clean up, contain, abate, remove, or otherwise remedy hazardous materials; professional dues and lobbying expenses; acquisition costs for works of art or sculpture located within or outside the Property; interest; penalties; fines; commissions; or wages, salaries or fees paid to executive personnel of Landlord not involved in the direct management of the Property.

11.	LATE PAYMENTS: Any installment of Rent, additional rent and any other required payment not paid by Tenant within ten (10) days after the due date, shall bear a late charge until paid, equal to the lesser of 1.5% of the amount due for each month or the highest rate permitted by law.
12.	TENANT’S WORK: Subject to Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, Tenant shall, at its own expense, complete any work in and to the Demised Premises, of a non-structural nature, that does not affect Property systems or roof, in a good and workmanlike manner, with materials of the highest quality, without interference to other work or businesses within the Property, and in compliance with the terms of this Lease and all applicable laws, codes, ordinances and regulations. Any work of a structural nature, or that which may affect the Property systems or roof shall be subject to Landlord’s prior written consent at its sole discretion. Landlord reserves the right, upon twenty-four (24) hours written notice to Tenant, to order Tenant to cease any and all Tenant’s Work, if such work reasonably appears to cause labor disharmony, does not comply with union work rules applicable at the Property, if any, or materially interferes with the orderly operation of the other tenants within the Property. Tenant’s Work shall be performed only in accordance with applicable rules and regulations contained in the Greenworks Policy Manual and complete plans and specifications submitted to and approved in advance by Landlord.
12A.	ROOF WORK: Subject to Landlord’s prior written consent, Tenant shall have the right to install HVAC equipment, satellite and microwave dishes, and/ or antennas on the roof of the Property, at no additional rental, during the term of the Lease (“Roof Work”). Any such Roof Work shall be conducted in a good and workmanlike manner, with materials of the highest quality, without interference to other work or businesses within the Property, and in compliance with the terms of this Lease and all applicable laws, codes, ordinances and regulations. Landlord reserves the right, upon twenty-four (24) hours written notice to Tenant, to order Tenant to cease any and all Roof Work, if such work reasonably appears to cause labor disharmony, does not comply with union work rules applicable at the Property, if any, or materially interferes with the orderly operation of the other tenants within the Property. Tenant’s Roof Work shall be performed only in accordance with applicable rules and regulations contained in the Greenworks Policy Manual and complete plans and specifications submitted to and approved in advance by Landlord.
12B.	SIGNAGE: Landlord will provide, at Tenant’s expense, standard Tenant signage on the Property directory located at the lobby entrance. Tenant, at its sole cost and expense, shall
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have the right to install (and if necessary the obligation to maintain, repair and replace) an exterior building sign at the Property. Said exterior sign installation shall be conducted in a good and workmanlike manner, with materials of the highest quality, and in compliance with the terms of this Lease and all applicable laws, codes, ordinances and regulations. Notwithstanding anything to the contrary, the design and location of said exterior sign shall be subject to Landlord’s prior written review and approval, which shall not be unreasonably withheld, delayed or conditioned.
13.	TENANT COVENANTS & OBLIGATIONS: Tenant agrees to conform to the following provisions during the Lease Term:
(a)	Tenant will conform and abide to the rules and regulations contained in the Greenworks Policy Manual. Landlord may, from time to time, amend the Greenworks Policy Manual, effective upon advance written notice to Tenant.

(b)	Except for Landlord’s obligations contained in this Lease or in the event of a fire or other casualty, Tenant agrees to maintain the Demised Premises in a clean, safe and sanitary condition in accordance with all applicable federal, state and local laws, codes, ordinances and regulations. Tenant shall not permit or commit any waste.

(c)	Tenant agrees to reimburse Landlord for the cost of replacement light bulbs and ballasts for fluorescent light fixtures within the Demised Premises, that Landlord actually replaces.

(d)	Tenant agrees to obtain prior written consent from Landlord, which shall not be unreasonably withheld, delayed or conditioned before the installation of any interior signage visible from the outside of the Demised Premises.

(e)	Tenant agrees not to perform or conduct any act or practice which may injure the Demised Premises or the Property, or which is unlawful, improper, noisy, offensive or in any manner contrary to all applicable federal, state and local laws, codes, ordinances and regulations.

(f)	Tenant agrees not to allow any mechanics’ liens or other similar liens to be placed upon the Property, solely as a result of any work performed in the Demised Premises or on the Property by or for Tenant at Tenant’s expense. Tenant will promptly cause any such liens to be released of record or bonded against, at its sole expense.

(g)	Tenant agrees to maintain and repair in good order and condition, at its sole cost and expense, the two (2) HVAC units previously installed by Tenant and serving its laboratory use.
14.	LANDLORD’S RIGHT TO CHANGE THE PROPERTY: Landlord reserves the right (but not any obligation), from time to time, to alter, replace, construct or otherwise modify any buildings, structures, improvements, systems, equipment, signs, or any other features within the Property, provided it does not materially interfere with Tenant’s right to use the Demised Premises or reduce the size or volume of the Demised Premises.
15.	LANDLORD’S ACCESS: Landlord and its designees, shall have the right (but not any obligation) at all times, upon reasonable advance notice to Tenant, to enter upon the
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Demised Premises for the purpose of inspecting or performing routine maintenance or repairs, or for any other reasonable purpose, as determined by Landlord. No advance notice will be required in the event of emergencies.
15A.	TENANT’S ACCESS: Tenant shall have the right to access its Demised Premises, by a card key system, on a 24 hour per day, 7 day per week basis.

16.	LANDLORD’ S MAINTENANCE & REPAIR OBLIGATIONS: Landlord agrees to keep in good order, condition and repair, less reasonable wear and tear, the roof (except any roof maintenance, repair or replacement to or necessitated by Tenant’s existing and future Roof Work which are Tenant’s sole duty and responsibility), the windows and the exterior face and all structural portions and common areas of the Property. Landlord’s obligations do not apply to damage caused by fire, other insured casualty or condemnation. Landlord shall not be responsible to repair or restore any damage to the extent caused by any act, omission or negligence of Tenant, its employees, agents, licensees, invitees or contractors, and Tenant shall bear the entire cost of such damage. Landlord shall use reasonable efforts to minimize material interference to Tenant or Tenant’s use of the Demised Premises in connection with any repairs or other work done by Landlord under the Lease, or in connection with the exercise of any rights of Landlord under the Lease. Landlord shall provide Tenant with reasonable advance written notice of any intended repairs, or other work, except in the case of emergencies when no notice shall be required.

16A.	MAINTENANCE SERVICES: Landlord agrees to empty customary office-type waste baskets and clean bathrooms serving the Demised Premises after each business day. Landlord agrees to vacuum non-laboratory areas at least once per week. Landlord agrees to clean windows and shampoo carpeting and wax tile flooring within the Demised Premises once per year. Landlord agrees to provide maintenance services for the Property, including snow removal, parking lot lighting, landscaping, elevator service, base building HVAC maintenance (other than the HVAC units which are Tenant’s responsibility under Section 13 (g)), common area cleaning, heating and electricity.

17.	TENANT’S INSURANCE: Tenant agrees to pay for and maintain in full force during the Lease Term, a policy of comprehensive general liability insurance for personal injury and property damage on an occurrence basis, under which the Landlord or others as may be set out in written notice by Landlord to Tenant, from time to time, are named as additional insureds. Each policy will be written by a company(ies) licensed to do business in Massachusetts and rated A-VIII or higher by A.M. Best’s Rating Agency and will be non- cancelable without at least thirty (30) days’ prior written notice to Landlord. The minimum limits of liability of such insurance shall be not less than $1,000,000, combined single limit for personal injury and death, and for property damage arising out of any one incident or disaster. Tenant shall provide Landlord with evidence of full coverage prior to Tenant’s occupancy. Tenant will provide Landlord with a renewed Certificate of Insurance, thirty (30) days prior to the expiration of the current policy.

17A.	TENANT’S PROPERTY INSURANCE: Tenant shall keep its fixtures, equipment, furniture and other personal property insured against loss or damage by fire with the usual extended coverage endorsements. Tenant assumes all risk of damage or loss to its own property arising from any cause, including theft.
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17B.	INCREASE IN INSURANCE RATES: Except for Tenant’s current use of the Demised Premises for office and laboratory purposes, Tenant agrees that it will not use, do or permit anything to be done in or upon the Demised Premises, which makes voidable or increases the rate of insurance on the Property or any part thereof, and agrees to pay for any increase which may arise from such use or action.

17C.	INDEMNIFICATION: Tenant agrees to indemnify and save harmless Landlord from and against all claims, actions or damages of whatever nature to the extent arising from any act, omission or negligence of the Tenant or Tenant’s contractors, licensees, invitees, agents, servants or employees, on or about the Demised Premises or Property, during the Lease Term. Landlord agrees to indemnify and save harmless Tenant from and against all claims, actions or damages of whatever nature to the extent arising from any act, omission or negligence of the Landlord or Landlord’s contractors, licensees, invitees, agents, servants or employees, on or about the Demised Premises or Property, during the Lease Term.

18.	UTILITIES: Landlord will provide and maintain in good condition order and repair all existing utilities and utility systems serving the Demised Premises and the common areas of the Property. Landlord reserves the right to place and maintain within the Demised Premises utility lines, pipes, fixtures, conduits and the like to serve the Demised Premises and other premises, provided such lines, pipes, fixtures and conduits are installed below the floor of the Demised Premises, behind its walls and/or above its ceilings. Landlord shall not be liable to Tenant in damages or otherwise for any interruption, curtailment or suspension of any utility services. Tenant agrees to install, maintain and pay for all expenses associated with telephone and internet services.

19.	ASSIGNMENT AND SUBLETTING: Tenant may not assign this Lease or sublet the Demised Premises without Landlord’s prior written review and approval. Provided Tenant is not in default of any of its duties or obligations under this Lease, beyond the expiration of applicable grace, notice and cure period, Tenant shall have the right to assign or sublet the Demised Premises, without Landlord’s consent, to any parent, subsidiary or affiliate or in connection with any corporate merger, consolidation or sale of assets or stock of Tenant or any division of Tenant (“Permitted Transfer”). Tenant agrees to give Landlord advance notification and documentation of said Permitted Transfer. Provided Tenant is not in default of any of its duties or obligations under this Lease, beyond the expiration of applicable grace, notice and cure period, subject to Landlord’s prior written review and approval, not to be unreasonably withheld, delayed or conditioned, Tenant shall have the right to assign or sublet the Demised Premises to any creditworthy subtenant, whose credit, image and use is compatible with the location, rating and character of the Property in Landlord’s reasonable determination. In the event of any assignment or sublease, Tenant shall remain fully and primarily liable to Landlord for the payment of all rents and other charges, and for the full performance of the terms and obligations of this Lease. In the event of any assignment or sublease, if the rents and other charges required to be paid by the assignee or sublessee, exceeds the amounts reserved under this Lease, Tenant shall pay to Landlord the entire amount of such excess (net of Tenant’s reasonable assignment or subletting expenses, including without limitation, brokers’, architects’, engineers’, contractors’ and attorneys’ fees and construction costs), to be deemed as additional rent payable under this Lease. In the event of any proposed assignment or sublease for the entire Demised Premises, other than a Permitted Transfer, Landlord shall have the right to terminate this Lease and recapture the Demised Premises, provided Landlord issues notice to Tenant of its intention to exercise its termination and recapture option, within thirty (30) days after Tenant’s notice of the proposed assignment or sublease.
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20.	FIRE, CASUALTY AND EMINENT DOMAIN: Landlord may elect to terminate this Lease if the Demised Premises or the Property are substantially damaged by fire or other casualty such that the Demised Premises cannot be restored within six (6) months of such event, or taken by condemnation or the right to eminent domain. Landlord’s obligation to repair and restore in the event of partial damage by fire or other casualty is limited by the actual net amount of insurance proceeds. Tenant may elect to terminate this Lease if Landlord fails to give written notice within thirty (30) days after the event, of its intention to restore the Demised Premises or Landlord fails to restore the Demised Premises to a condition reasonably suited for their intended use within ninety (90) days after said event. Landlord will provide Tenant with a just and proportionate abatement of rent during the time the Demised Premises remain substantially unsuitable for their intended use. Landlord reserves and Tenant assigns to Landlord all rights which Tenant may have for damages or injury to the Demised Premises for any condemnations or takings by eminent domain.

21.	SURRENDER OF PREMISES: Upon the expiration or sooner termination of this Lease, Tenant shall remove all Tenant’s equipment, including but not limited to laboratory equipment, exterior signage, furniture and personal property and surrender the Demised Premises in good and tenantable order and repair and in good operating condition, except for ordinary wear and tear, damage by fire, other casualty not caused by act or omission of Tenant, or caused by Landlord excepted. Tenant agrees to fully repair any damage caused to the Demised Premises or the Property by the removal of Tenant’s equipment. If Tenant fails to surrender the premises as required, Landlord may retain or dispose of Tenant’s equipment and restore the Demised Premises, all at Tenant’s expense. Any office fixtures or other improvements, including but not limited to partition walls, built-in offices, tel-data systems, HVAC and life safety systems installed by Landlord or Tenant, shall remain Landlord’s property and shall not be removed by Tenant without Landlord’s prior written consent. At Landlord’s option, and upon 30 day prior written notice, Landlord may request Tenant to remove such office fixtures or other improvements installed by Tenant, all at Tenant’s expense. Tenant agrees to fully repair any damage caused to the Demised Premises or the Property by the removal of such office fixtures or other improvements. Tenant’s laboratory fixtures and improvements listed under EXHIBIT B, attached hereto, shall remain Landlord’s property and shall not be removed by Tenant without Landlord’s prior written consent. At Landlord’s option, and upon 30 day prior written notice, Landlord may request Tenant to remove such laboratory fixtures and improvements installed by Tenant, all at Tenant’s expense.

21A.	LABORATORY DECOMMISSIONING: Upon the expiration or sooner termination of this Lease, Tenant agrees to properly and lawfully decommission all laboratory space, in compliance with current industry standards and all applicable laws, codes, ordinances and regulations. No less than six (6) months prior to the expiration or sooner termination of this Lease, Tenant shall provide Landlord with a complete listing of all required documentation and certifications required to properly decommission the laboratory space.

21B.	HOLDOVER BY TENANT: If Tenant remains in possession, after the expiration or sooner termination of this Lease without an executed renewal, this Lease becomes a month to month tenancy, at a monthly rental equal to two hundred (200%) percent of the rent payable during the last month of the Lease Term, subject to all other charges and terms contained in this Lease.
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22.	ENVIRONMENTAL MATTERS: Tenant agrees not to use, store, generate, manufacture, process or dispose of (or suffer or permit the use, storage, generating, manufacturing, processing or disposal of) oil, grease, chemical, hazardous, toxic or dangerous materials, substances or waste at or around the Demised Premises, Property or within any pipes, conduits, drains, mains or ducts or into any septic, sewer, drainage or other systems, except for materials used in Tenant’s laboratory space solely and exclusively for the purpose of laboratory uses in conformance with the provisions of this Lease and stored, used and disposed in strict compliance with all applicable laws and regulations, including environmental laws, regulations, ordinances, orders and standards. Tenant shall at all times comply with all applicable federal, state and local environmental laws, ordinances, orders or regulations now or hereafter affecting or applicable to the Demised Premises or Property. Tenant agrees to indemnify, defend, save and hold harmless Landlord from all claims, actions, liens, demands, costs, expenses, fines and judgments to the extent resulting from any spills or contamination of any kind caused by the acts or omissions of Tenant or its agents, employees, licensees, servants or contractors or any other violation of applicable environmental laws or the provisions of this Lease. Tenant agrees to pay all reasonable costs associated with the evaluation and remediation of any environmental matter, to the extent caused by Tenant, its agents, contractors or employees, or the enforcement of this environmental provision including any reasonable engineering, consulting or legal fees and expenses. Landlord reserves the right to request Tenant to provide data, specifications and professional opinions in connection with any environmental concern related to Tenant or the Demised Premises.

23.	SUBORDINATION: Tenant’s rights under this Lease shall be subject and subordinate to any mortgages or deeds of trust or other instruments in the nature of a mortgage or lien on the Property and Tenant, upon request, shall promptly execute and deliver any written instrument necessary to show the subordination of this Lease.

24.	EVENTS OF DEFAULT: In the event that: (a) Tenant shall default in the payment of rent or any other payments and such default shall continue for ten (10) days after receipt of written notice of non-payment; or (b) Tenant shall default in the performance of any covenant or obligation under the terms of this Lease and such default shall not be corrected within thirty (30) days after receipt of written notice thereof (or such longer period as may be reasonably necessary to cure such default if, with reasonable diligence, Tenant cannot effect such cure within thirty (30) days, but not exceeding ninety (90) days); or (c) Tenant shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of Tenant’s property for the benefit of creditors, then: Landlord shall have the right at any time thereafter, while such default continues, to re-enter the Demised Premises and take complete possession, to declare the term of this Lease ended, and remove the Tenant’s effects, without prejudice to any other remedies that might be otherwise used for unpaid rents or other defaults. Tenant shall indemnify Landlord against loss of rent and other payments that the Landlord may reasonably incur by reason of such termination during the remainder of the Lease Term. Landlord shall use reasonable efforts to mitigate its damages and relet the Demised Premises. In the event that Tenant shall default in the performance of any covenant or obligation under the terms of this Lease, excluding non-payment of rent or other charges, and such default shall not be corrected within thirty (30) days after written notice thereof (or such longer period as may be reasonably necessary as described aforesaid), Landlord may (but is not obligated to do so) remedy such default at the expense of Tenant, to be paid as additional rent.
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Failure by Landlord to complain of any action or non-action on the part of Tenant, no matter how long or frequent the same may continue, shall never be deemed to be a waiver by Landlord of any rights hereunder.

25.	NO BROKERAGE: Landlord and Tenant warrant and represent that they have had no contact or dealings with any broker or any person or entity intending to claim a commission, in connection with this Lease or the Demised Premises.

26.	LIMITATION OF LIABILITY: Landlord shall not be liable to Tenant for any failure to perform its obligations under the terms of this Lease due to any cause beyond Landlord’s reasonable control or caused by an act or neglect of Tenant or its servants, agents, employees or licensees. Neither Landlord nor Tenant shall ever be liable to each other for any indirect or consequential damages. It is specifically understood and agreed that there shall be no personal liability of either party with respect to any of the covenants, conditions or provisions of this Lease.

27.	NOTICES: Any notice required under the terms of this Lease shall be in writing and shall be hand-delivered or sent to Landlord at Landlord’s Address and to Tenant at Tenant’s Address. Notice shall be sent by registered or certified mail, return receipt requested, postage prepaid or by a recognized national, overnight courier that maintains records of delivery, such as Federal Express. Notice shall be deemed given when received, refused or tendered for delivery, provided it is correctly addressed.

28.	AUTHORIZATION: Tenant represents and warrants to Landlord that Tenant has authorized the person signing this Lease for Tenant to do so on its behalf by virtue of his or her signature hereon, and that upon the signing and delivery hereof to the Landlord by him or her, this Lease will be binding upon Tenant.
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WITNESS the execution hereof, under seal, in any number of counterpart copies, each which shall be deemed to be an original for all purposes as of the day and year first above written.

LANDLORD:		TENANT:

RAYJOE LIMITED PARTNERSHIP		MOLECULAR INSIGHT
By: KDO Real Estate Holdings, Inc.		PHARMACEUTICALS, INC.
General Partner

By:	/s/ Robert A. Kaloosdian	By:	/s/ Donald E. Wallroth

Name: Robert A. Kaloosdian		Name:	Donald E. Wallroth
President, duly authorized		Title: CFO
as duly authorized.

ATTEST By:

/s/ Akilah Coward

		Name:	Akilah Coward
		Title:	Office Administrator Gravestar, Inc.
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